Exhibit 10.26.2

FIRST AMENDMENT TO MASTER LEASE

This FIRST AMENDMENT TO MASTER LEASE (the "Amendment") is entered into as of December  1 , 2006 (the "Effective Date") by and among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation ("Landlord"); SUMMERVILLE AT CAMELOT PLACE LLC, a Delaware limited liability company, SUMMERVILLE AT HILLEN VALE LLC, a Delaware limited liability company, and SUMMERVILLE AT LAKEVIEW LLC, a Delaware limited liability company (individually and collectively, "Existing Tenant"); SUMMERVILLE AT RIDGEWOOD GARDENS LLC, a Delaware limited liability company ("Additional Tenant" and, together with Existing Tenant, "Tenant"); and SUMMERVILLE SENIOR LIVING, INC., a Delaware corporation ("Guarantor").

RECITALS

A.            Landlord, as lessor, and Existing Tenant, as lessee, are parties to that certain Master Lease dated as of October 2, 2006 (the "Master Lease"), pursuant to which, among other things, Landlord leases to Existing Tenant the "Premises" described therein. Initially capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Master Lease.

B.    In connection with the Master Lease, Landlord and Existing Tenant are also parties to that certain Letter of Credit Agreement of even date with the Original Lease (the "LC Agreement"), pursuant to which, among other things, Existing Tenant posted with Landlord the Letter or Letters of Credit described therein as partial collateral for the performance of its obligations under the Master Lease.

C.           Pursuant to that certain Amended and Restated Guaranty of Lease of even date with the Original Lease (the "Guaranty"), Guarantor, among other things, guaranteed to Landlord the performance by Existing Tenant of its obligations under the Master Lease and LC Agreement.

D.           Pursuant to that certain Purchase and Sale Agreement dated as of October 5, 2006 ("Purchase Agreement") by and among Landlord, as buyer, and Ridgewood Gardens Health Investors, LLC, a Virginia limited liability company, and Salem Realty Investors, L.L.C., a North Carolina limited liability company, collectively as seller (collectively, "Seller"), Landlord agreed to acquire, among other things, fee title to that certain real property located at 2001 Ridgewood Drive in Salem, Virginia and all improvements thereon, which is presently operated as a seventy-four (74) unit, seventy-eight (78) bed assisted living facility (the "Additional Facility").

E.     Additional Tenant desires to lease the Additional Facility from Landlord upon the closing of Landlord's acquisition thereof. Accordingly, Landlord and Tenant desire to amend the Master Lease to, among other things: (i) join the Additional Tenant to the Master Lease, (ii) add the Additional Facility to the Premises demised thereunder, and (iii) make certain other revisions and modifications, all as more particularly set forth herein. In connection therewith, Guarantor desires to affirm to Landlord its obligations under the Guaranty notwithstanding the amendment of the Master Lease set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Joinder of Additional Tenant; Addition of Additional Premises. Additional Tenant is hereby joined to the Master Lease as a Tenant thereunder. The Additional. Facility and associated Landlord Personal Property are hereby added to the Premises demised under the Master Lease.

2.           Amendments to Master Lease. The Master Lease is hereby specifically amended as set forth in this Section 2.

(a)           Exhibit A and Exhibit B attached hereto are hereby added to and incorporated into Exhibit A and Exhibit B, respectively, of the Master Lease.

(b)           Schedule 1 and Schedule 2 of the Master Lease are hereby deleted in their entirety and substituted with Schedule 1 and Schedule 2 attached hereto.

(c)            Section 2.1(a),and and .(cl of the Master Lease are hereby deleted and substituted with the following:

"2.1 Initial Term Rent.

(a)    During the Initial Term, the annual "Minimum Rent" shall be an amount equal to the sum of (i) Landlord's Camelot Investment multiplied by eight and sixty one-hundredths percent (8.60%), (ii) Landlord's Lakeview/HillenVale Investment multiplied by eight and seventy one-hundredths percent (8.70%), and (iii) Landlord's Ridgewood Investment multiplied by eight and seventy one-hundredths percent (8.70%) (each rate, the "Lease Rate" for such Facility), payable in advance in twelve (12) equal monthly installments. Commencing with the second (2nd) Lease Year and continuing thereafter during the Term (excluding the first Lease Year of any Renewal Term), Tenant agrees to pay "Additional Rent" to Landlord monthly in advance together with the payment of Minimum Rent. Such Additional Rent (which shall be expressed as an annual amount but shall be payable in equal monthly installments) shall be equal to the sum of (i) the Additional Rent for the immediately preceding Lease Year and (ii) the product of (A) the Minimum Rent and Additional Rent due for the immediately preceding Lease Year and (B) the lesser of (x) three percent (3.0%) or (y) a percentage equal to five (5) times the percentage increase (the "CPI Increase") in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup "All Items" (1982 –1984 =100) (the "CPI"). In no event shall the CPI Increase be a negative number. The applicable CPI Increase shall be calculated annually for each Lease Year by comparing the CPI in effect on the first calendar day of the Lease Year for which Additional Rent is being calculated to the first calendar day of the immediately preceding Lease Year.

(b)           As used herein, (i) "Landlord's Camelot Investment" means Landlord's investment in the Facility located at 49-A Leisure Lane, Medina, Ohio (the "Camelot Facility") in the amount of Ten Million Six Hundred Sixty-Five Thousand Dollars ($10,665,000),p/us any amounts advanced by Landlord pursuant to Section 8.6  with respect to the Camelot Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Camelot Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Camelot Investment; (ii) "Landlord's Lakeview/HillenVale Investment" means Landlord's investment in (A) the Facility located at 4000 Lakeview Crossing, Groveport, Ohio (the "Lakeview Facility"), and (B) the Facility located at 1615 Yauger Road, Mt. Vernon, Ohio (the "HillenVale Facility"), in the aggregate amount of Twenty-Two Million Two Hundred Eighty Thousand Dollars ($22,280,000), plus any amounts advanced by Landlord pursuant to Section 8.6 with respect to the Lakeview Facility and/or HillenVale Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Lakeview/HillenVale Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Lakeview/HillenVale Investment; and A "Landlord's Ridgewood Investment" means Landlord's investment in the Facility located at 2001 Ridgewood Drive, Salem, Virginia (the "Ridgewood Facility") in the amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000), plus any amounts advanced by Landlord pursuant to Section 8.6  with respect to the Ridgewood Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Ridgewood Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Ridgewood Investment.

(c)           Concurrently with any increase or decrease in Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment and/or Landlord's Ridgewood Investment during the Term as described in Section 2.1(b), the Rent then due and payable for the balance of the applicable Lease Year and Term shall be recalculated and reset based on the adjusted amount of Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment and/or Landlord's Ridgewood Investment, as the case may be."

(d)            The dollar amount of the "Security Deposit" set forth in Section 4(a) of the Master Lease is hereby amended and restated to read "Five Hundred Seventy-Three Thousand Three Hundred Twenty-Five Dollars ($573,325)".

(e)            Section 4(c) and (d) of the Master Lease are hereby deleted and substituted with the following, and the following Section 4(e) and (f) are hereby added and incorporated into the Master Lease:

"4.    Security Deposit: Guaranty.

(c)            If at any time following January 31, 2011, the Camelot Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which may be in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "Camelot Supplemental Deposits"), to Landlord pursuant to Section 4(e) until such time as the total amount of the Security Deposit is increased as a result of such Camelot Supplemental Deposits by the amount of One Hundred Fifty-One Thousand Four Hundred Thirty-Five Dollars ($151,435); provided, however, Tenant's obligation to make such Camelot Supplemental Deposits shall not apply with respect to any Measuring Period for which the Camelot Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "Camelot Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the Camelot Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues generated during such Measuring Period from the Camelot Facility, and (B) one-half of the applicable annual CapEx Amount for the Camelot Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Camelot Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Camelot Facility for the Measuring Period pursuant to the terms of this Master Lease.

(d)            If at any time following June 30, 2010, the Ridgewood Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which maybe in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "Ridgewood Supplemental Deposits"), to Landlord pursuant to Section 4(e) until such time as the total amount of the Security Deposit is increased as a result of such Supplemental Deposits by the amount of Eighty-Four Thousand Seven Hundred Fifty Dollars ($84,750); provided, however, Tenant's obligation to make such Ridgewood Supplemental Deposits shall not apply with respect to any Measuring Period for which the Ridgewood Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "Ridgewood Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the Ridgewood Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues generated during such Measuring Period from the Ridgewood Facility, and (B) one-half of the applicable annual CapEx Amount for the Ridgewood Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Ridgewood Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Ridgewood Facility for the Measuring Period pursuant to the terms of this Master Lease.

(e)            The Supplemental Deposits to be made by Tenant in accordance with Section 4(c) and (d) above shall be due on the thirtieth (30th) day of each calendar month (or last day of the month, in the case of February) following the Measuring Period in which the actual Camelot Rent Coverage Ratio or Ridgewood Rent Coverage Ratio, as applicable, fails to equal or exceed 1.20 to 1. The Supplemental Deposits shall be equal to five percent (5%) of the Gross Revenues from the Camelot Facility or Ridgewood Facility, as applicable, for the calendar month immediately preceding the date on which each Supplemental Deposit is due or such lesser amount as is required to fulfill the requirements of Section 4(c) and (d) above.

(f)            As used herein, "Gross Revenues" means all of the revenues of the applicable Facility or Facilities other than the proceeds of the sale of any of the applicable Facility's or Facilities' equipment which has become worn out or obsolete, all insurance awards and condemnation proceeds, sales, use and occupancy or other taxes on receipts required to be accounted for by Tenant to governmental authorities and nonrecurring revenues as reasonably approved by Landlord. As used herein, "EBITDARM" means, for any Measuring Period, the net income (or loss) of Tenant for such Measuring Period to the extent derived from the operation of the applicable Facility or Facilities, adjusted to add thereto any amounts deducted in determining such net income (or loss) for (v) interest expense, (w) income tax expense, (x) depreciation and amortization expense, (y) rental expense, and (z) management fee expense, in each case determined in conformity with generally accepted accounting principles, consistently applied."

(f)            The second sentence of Section 8.3 of the Master Lease is hereby deleted and substituted with the following:

"As used herein, the "Applicable Annual Reserve" means:

Age of Facility (Years)	Applicable Annual Reserve
	> 80 Units	<80 Units
Zero through Three	$ 200.00	$ 300.00
Four through Seven	$ 300.00	$ 400.00
Eight or more Years	$ 450.00	$ 550.00"

(g)            The third sentence of  Section 13.4 of the Master Lease is hereby deleted and substituted with the following:

"All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall at Landlord's option either be payable by Tenant to Landlord on demand or added to Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment, and/or Landlord's Ridgewood Investment, as the case maybe."

(h)            The forth sentence of Section 18 of the Master Lease is hereby deleted and substituted with the following:

"In the event this Master Lease is terminated as to any Facility under this Section 18, then the Minimum Rent and Additional Rent due hereunder shall be shall be reduced by the product of (x) the amount of the then current Minimum Rent and Additional Rent, and (y) a fraction, the numerator of which is the amount received by Landlord as a result of the Complete Taking and the denominator of which is the sum of Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment and Landlord's Ridgewood Investment."

2.            Tax Impound and CapEx-Expenditures. From and after the date Landlord acquires fee title to the Ridgewood Facility, the Ridgewood Facility shall be added as a portion of the Premises leased to Tenant under the terms of the Master Lease. Accordingly, with each payment of Minimum Rent payable by Tenant with respect to the Ridgewood Facility, Tenant shall make tax impound deposits and CapEx Reserve deposits for the Ridgewood Facility in accordance with the terms of Section 5.2 and Section 8.3 of the Master Lease.

3.            Amendment to LC Agreement. hi the LC Agreement and Exhibit A to the LC Agreement, all references to "Four Hundred Three Thousand Eight Hundred Twenty-Five Dollars ($403,825)" as the Letter of Credit Amount are hereby deleted and replaced with "Five Hundred Seventy-Three Thousand Three Hundred Twenty-Five Dollars ($573,325)".

4.           Enforcement of Rights. Landlord has the right to enforce the covenants, representations and warranties of Seller under the Purchase Agreement with respect to the Additional Facility; provided, however, Landlord agrees upon request of Tenant either to enforce the same against Seller at Tenant's cost and expense or, to the extent assignable, to assign its rights thereto in order to enable Tenant to enforce the same against Seller.

5.           Reaffirmation of Obligations.

(a)           Notwithstanding the amendments to the Master Lease contained herein, Tenant and Landlord each hereby acknowledges and reaffirms its respective obligations under the Master Lease (as modified hereby), the LC Agreement and all other documents executed by such party in connection therewith.

(b)           Notwithstanding the amendments to the Master Lease contained herein, Guarantor hereby acknowledges and reaffirms its obligations under the Guaranty and all documents executed by Guarantor in connection therewith, and further agrees that any reference made in the Guaranty to the Master Lease or any terms or conditions contained therein shall mean such Master Lease or such terms or conditions as amended by this Amendment.

6.           Interpretation. This Amendment shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning.

7.    Further Instruments. Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Amendment.

8.           Incorporation of Recitals. The Recitals to this Amendment are incorporated hereby by reference.

9.           Counterparts. This Amendment may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

10.          Attorneys' Fees. In the event of any dispute or litigation concerning the enforcement, validity or interpretation of this Amendment, or any part thereof, the losing party shall pay all costs, charges, fees and expenses (including reasonable attorneys' fees) paid or incurred by the prevailing party, regardless of whether any action or proceeding is initiated relative to such dispute and regardless of whether any such litigation is prosecuted to judgment.

11.          Effect of Amendment. Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Master Lease shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Master Lease, the terms of this Amendment shall govern and prevail.

12.          Entire Agreement. This Amendment contains the entire agreement between the parties relating to the subject matters contained herein. Any oral representations or statements concerning the subject matters herein shall be of no force or effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TENANT:

SUMMERVILLE AT CAMELOT PLACE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT HILLEN VALE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT LAKEVIEW LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT RIDGEWOOD GARDENS LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

GUARANTOR:

SUMMERVILLE SENIOR LIVING, INC.,
a Delaware corporation

By:	/s/ Granger Cobb
Granger Cobb
President

LANDLORD;

NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ David Snyder
Name:	David Snyder
Title:	Vice President & Controller